UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BIOSCRIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Tuesday, May 22, 2007

To the Stockholders of BioScrip, Inc.:

Notice is hereby given that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of BioScrip, Inc., a Delaware corporation (the “Company”), will be held at the Sheraton Tarrytown, 600 White Plains Road, Tarrytown, New York 10591 on Tuesday, May 22, 2007 at 10:00 a.m., local time, for the following purposes:

1.	To elect nine directors to the Board of Directors of the Company, each to hold office for a term of one year or until their respective successors shall have been duly elected and shall have qualified.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business, including information regarding the nominees for election as directors of the Company, are more fully described in the Proxy Statement which is attached to and made a part of this notice.

The Board of Directors has fixed the close of business on Monday, April 5, 2007 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, please mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote by toll-free telephone call or electronically via the Internet by following the instructions on the enclosed proxy card. If you send in your proxy card or vote by telephone or via the Internet and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By order of the Board of Directors,

Barry A. Posner,
Executive Vice President, Secretary
and General Counsel

Elmsford, New York
April 20, 2007

PROXY STATEMENT
COMMON STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.
CORPORATE GOVERNANCE AND BOARD MATTERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS

BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
(914) 460-1600

PROXY STATEMENT

Meeting Time and Date

This Proxy Statement is being furnished to the stockholders of BioScrip, Inc., a Delaware corporation (“BioScrip” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or the “Board of Directors”) of proxies in the enclosed form for use in voting at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 22, 2007 at 10:00 a.m., local time, at the Sheraton Tarrytown, 600 White Plains Road, Tarrytown, New York 10591 and at any adjournments or postponements thereof. The shares of BioScrip’s common stock, par value $.0001 per share (the “Common Stock”), represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

These proxy solicitation materials are being mailed to stockholders on or about April 20, 2007.

Instead of submitting your proxy with the paper proxy card, you may vote by telephone or electronically via the Internet. If you vote by telephone or via the Internet it is not necessary to return your proxy card.  Please note that there are separate telephone and Internet voting arrangements depending upon whether your shares of Common Stock are registered in your name or in the name of a broker or bank.

Record Date and Shares Outstanding

The close of business on April 5, 2007 has been fixed by the Board of Directors as the record date (the “Record Date”) for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, the Company had 38,602,076 shares of Common Stock issued and outstanding, held of record by approximately 307 holders (in addition to approximately 7,700 stockholders whose shares were held in nominee name).

Voting and Solicitation

Each stockholder entitled to vote at the Annual Meeting may cast one vote in person or by proxy for each share of Common Stock held by such stockholder. To vote in person, a stockholder should come to the Annual Meeting with a completed proxy or, alternatively, the Company will give you a ballot to complete upon arrival at the Annual Meeting. To vote by mail using the proxy card, a stockholder should mark, sign, date and mail the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. To vote by telephone, a stockholder should dial toll-free (800) 776-9437 using a touch-tone phone and follow the recorded instructions. To vote on the Internet, a stockholder should go to http://www.voteproxy.com and complete an electronic proxy card. When voting over the telephone or via the Internet, a stockholder will be asked to provide the company number and control number contained on the enclosed proxy card.

If on the Record Date a stockholder’s shares of Common Stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, then that stockholder is considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded by that organization, which is considered the stockholder of record for purposes of voting at the Annual Meeting. A stockholder who is a beneficial owner has the right to direct his or her broker or other agent on how to vote the shares of Common Stock in his or her account. Beneficial owners of the Company’s Common Stock are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, he or she may not vote in person at the Annual Meeting unless he or she requests and obtains a valid proxy from his or her broker or other agent.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date for the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares of Common Stock represented at the Annual Meeting in person or by proxy but not voted will be counted for purposes of determining a quorum. Accordingly, abstentions and broker “non-votes” (shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote) on a particular matter, including the election of directors, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. Certain matters submitted to a vote of stockholders are considered to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters determined to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. All of the matters currently anticipated to be submitted to a vote of stockholders at the Annual Meeting are all considered to be “routine” items. In the election of directors, the nine nominees who receive the greatest number of affirmative votes will be elected to the Board of Directors, without giving effect to abstentions and broker non-votes. Each other matter to be voted on by the stockholders at the Annual Meeting requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. On these matters, an abstention will have the same effect as a vote cast against the applicable resolution, but a broker non-vote will not affect the outcome of the vote on any matters to be decided at the Annual Meeting.

Proxies in the accompanying form that are properly executed, duly returned to the Company and not revoked, or proxies that are submitted by telephone or via the Internet and not revoked, will be voted in accordance with the instructions contained therein. In the absence of specific instruction with respect to any or all of the proposals to be acted upon, proxies will be voted for the election of all of the nominees for director named in this Proxy Statement and in favor of Proposal 2. No matter currently is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting. If any other matters are properly brought before the Annual Meeting for action it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

The presence of a stockholder at the Annual Meeting will not revoke such stockholder’s proxy. However, a proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company (at the principal executive offices of the Company) a written notice of revocation, by executing and delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person. Stockholders voting by telephone or via the Internet may also revoke their proxy by attending the Annual Meeting and voting in person, by submitting the proxy in accordance with the instructions thereon or by voting again, at a later time, by telephone or via the Internet (a stockholder’s latest telephone or Internet vote, as applicable, will be counted and all earlier votes will be disregarded). However, once voting on a particular matter is completed at the Annual Meeting, a stockholder will not be able to revoke his or her proxy or change his or her vote as to any matter or matters on which voting has been completed.

The solicitation of proxies will be conducted by mail and the Company will bear all associated costs of the solicitation process. These costs include the expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of shares of Common Stock. The Company may conduct further solicitations personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with any such solicitations.

Adjournments and Postponements

Adjournments or postponements of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment or postponement may be made from time to time by approval of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Annual Meeting. The Company does not currently intend to seek an adjournment or postponement of the Annual Meeting, but no assurance can be given that one will not be sought.

COMMON STOCK OWNERSHIP BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 5, 2007, by (i) each person who is a director of the Company and each director nominee; (ii) each of the Company’s executive officers named in the Summary Compensation Table set forth below; (iii) all directors and executive officers of the Company as a group; and (iv) each person who is known by the Company to beneficially own more than five percent of the Company’s Common Stock. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Percentage ownership is based on an aggregate of 38,602,076 shares outstanding on April 5, 2007.

	Number of Shares		Percent
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)(3)		of Class(3)

Heartland Advisors, Inc.	6,903,468	(4)	17.88%
789 North Water Street
Milwaukee, WI 53202-3508
Dimensional Fund Advisors Inc.	2,777,869	(5)	7.20%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Wells Fargo & Company	2,110,979	(6)	5.47%
420 Montgomery Street
San Francisco, CA 94104
Byram Capital Management LLC	2,003,140	(7)	5.19%
41 West Putnam Avenue
Greenwich, CT 06830
Richard H. Friedman	2,360,000	(8)	5.92%
Henry F. Blissenbach	39,664		*
Barry A. Posner	332,980	(9)	*
Gregory H. Keane	25,400		*
Stanley G. Rosenbaum	184,986	(10)	*
Scott W. Friedman	87,338	(11)	*
Brian J. Reagan	164,731	(12)	*
Charlotte W. Collins	30,300	(13)	*
Louis T. DiFazio	42,500	(14)	*
Myron Z. Holubiak	62,600	(15)	*
David R. Hubers	132,200	(16)	*
Michael Kooper	40,000	(17)	*
Richard L. Robbins	15,000	(18)	*
Stuart A. Samuels	82,200	(19)	*
Steven K. Schelhammer	0		*
All Directors and Executive Officers as a group (15 persons)	3,679,831	(20)	9.05%

*	Less than 1%.

(1)	Except as otherwise indicated, all addresses are c/o BioScrip, Inc., 100 Clearbrook Road, Elmsford, NY 10523.

(2)	The inclusion in this table of any shares of Common Stock as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all such shares beneficially owned by such person.

(3)	Shares deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days after April 5, 2007 upon the exercise of an option to purchase shares of Common Stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.

(4)	Based on information contained in Schedule 13G filed with the SEC on February 12, 2007 by Heartland Advisors, Inc., referred to herein as “Heartland.” Heartland advises that it is an Investment Advisor registered with the SEC. Heartland, by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and William J. Nasgovitz, President and principal shareholder of Heartland, share dispositive and voting power with respect to the shares held by Heartland’s clients and managed by Heartland. Heartland and Mr. Nasgovitz each specifically disclaim beneficial ownership of these shares and disclaim the existence of a group.

(5)	Based on information contained in Schedule 13G filed with the SEC on February 9, 2007 by Dimensional Fund Advisors Inc., referred to as “Dimensional.” Dimensional advises that it is an investment advisor registered with the SEC, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, collectively referred to as “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. All securities reported in this schedule are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional owns more than 5% of the class. Dimensional disclaims beneficial ownership of all such securities.

(6)	Based on information contained in a Schedule 13G filed with the SEC on January 30, 2007 by Wells Fargo & Company, referred to herein as “Wells Fargo.” Aggregate beneficial ownership reported by Wells Fargo in the Schedule 13G is on a consolidated basis and includes beneficial ownership reported by its subsidiary Wells Fargo Capital Management Incorporated, a registered investment advisor.

(7)	Based on information contained in Schedule 13G filed with the SEC on February 12, 2007 by Byram Capital Management LLC, referred to herein as “Byram,” and Seth M. Lynn, Jr., the majority owner and managing member of Byram. Byram advises that it is an investment advisor registered with the SEC. Seth M. Lynn, Jr., as the majority owner and managing member of Byram may be deemed to beneficially own the shares of common stock held by Byram. Seth M. Lynn, Jr. specifically disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Byram and Seth M. Lynn, Jr. disclaim the existence of a group.

(8)	Includes 1,250,000 shares issuable upon exercise of the vested portion of options held by Mr. Friedman. Excludes 400,000 shares subject to the unvested portion of options held by Mr. Friedman. Includes 20,000 shares of Common Stock owned by the Richard Friedman Family Limited Partnership, of which Mr. Friedman is a general and limited partner. Mr. Friedman has shared voting and dispositive power with respect to these shares of Common Stock.

(9)	Includes 212,766 shares issuable upon exercise of the vested portion of options held by Mr. Posner. Excludes 167,787 shares subject to the unvested portion of options held by Mr. Posner. Mr. Posner shares voting and dispositive power over 2,600 shares with his spouse.

(10)	Excludes 169,972 shares subject to the unvested portion of options held by Mr. Rosenbaum.

(11)	Includes 37,834 shares issuable upon exercise of the vested portion of options to purchase Common Stock held by Mr. Friedman. Excludes 106,674 shares subject to the unvested portion of options held by Mr. Friedman.

(12)	Includes 104,895 shares issuable upon exercise of the vested portion of options to purchase Common Stock held by Mr. R eagan. Excludes 115,432 shares subject to the unvested portion of options held by Mr. Reagan.

(13)	Includes 30,000 shares issuable upon exercise of the vested portion of options to purchase Common Stock held by Ms. Collins. Excludes 5,000 shares subject to the unvested portion of options held by Ms. Collins.

(14)	Includes 40,000 shares issuable upon exercise of the vested portion of options held by Dr. DiFazio. Excludes 5,000 shares subject to the unvested portion of options held by Dr. DiFazio.

(15)	Includes 62,600 shares issuable upon exercise of the vested portion of options held by Mr. Holubiak. Excludes 10,000 shares subject to the unvested portion of options held by Mr. Holubiak.

(16)	Includes 82,200 shares issuable upon exercise of the vested portion of options held by Mr. Hubers. Excludes 10,000 shares subject to the unvested portion of options held by Mr. Hubers.

(17)	Includes 40,000 shares issuable upon exercise of the vested portion of options held by Mr. Kooper. Excludes 5,000 shares subject to the unvested portion of options held by Mr. Kooper.

(18)	Includes 15,000 shares subject to the unvested portion of options held by Mr. Robbins. Excludes 10,000 shares subject to the unvested portion of options held by Mr. Robbins.

(19)	Includes 82,200 shares issuable upon exercise of the vested portion of options held by Mr. Samuels. Excludes 10,000 shares subject to the unvested portion of options held by Mr. Samuels.

(20)	Includes 2,047,562 shares issuable upon exercise of the vested portion of options. Excludes 1,205,856 shares subject to the unvested portion of options.

Equity Compensation Plan Information

The following table sets forth information relating to equity securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,538,318	$6.77	804,611
Equity compensation plans not approved by security holders	—	—	—

Total	5,538,318	$6.77	804,611

PROPOSAL 1.

ELECTION OF DIRECTORS

General

In accordance with the Company’s By-Laws the Board shall be comprised of such number of directors as is designated from time to time by resolution of the Board of Directors. Directors shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until any such director’s earlier death, resignation or removal. Vacancies on the Board and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual meeting of stockholders. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve as a director if elected and, to the knowledge of the Board of Directors, each of its nominees intends to serve in such capacity for the entire term for which election is sought. However, should any nominee become unwilling or unable to accept nomination or election as a director of the Company, the proxies solicited by management will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board of Directors. However, proxies will not be voted for the election of more than nine directors.

Based on the recommendation of the Nominating and Governance Committee, the following persons have been nominated for election to the Board of Directors at this Annual Meeting: Charlotte W. Collins, Louis T. DiFazio, Richard H. Friedman, Myron Holubiak, David R. Hubers, Michael Kooper, Richard L. Robbins, Stuart A. Samuels and Steven K. Schelhammer. All of the nominees for election to the Board of Directors other than Mr. Schelhammer currently serve as directors of the Company. Mr. Schelhammer was identified to the Nominating and Governance Committee by a third party search firm engaged by it to assist in identifying suitable candidates for appointment to the Board as a result of vacancies created by the departure of two of the Company’s directors in 2006.

In voting for directors, each stockholder is entitled to cast one vote for each nominee. Stockholders are not entitled to cumulative voting in the election of directors. The nine nominees who receive the greatest number of votes will be elected to the Board.

Current Directors and Nominees for Director

The following biographies set forth certain information with respect to each current director and each nominee for election as a director, including biographical data for at least the last five years:

Richard H. Friedman, 56, is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company. He joined the Company in April 1996. From May 1996 through March 1998 he served as a director of the Company as well as its Chief Financial Officer and Chief Operating Officer. Mr. Friedman also served as the Company’s Treasurer from April 1996 until February 1998. From April 1998 until March 2005 he served as the Company’s Chief Executive Officer and Chairman of the Board, at which time he was appointed Executive Chairman of the Board following the Company’s merger with Chronimed, Inc. In June 2006, following the retirement of Henry Blissenbach, Mr. Friedman reassumed the role of Chief Executive Officer of the Company.

Charlotte W. Collins, Esq., 54, has been a director of the Company since April 2003. Since July 2003 she has been an Associate Professor at the George Washington University School of Public Health and Health Services. From January 2002 to June 2003 Ms. Collins was an Associate Research Professor, Director of Minority Health Policy Program, at the George Washington University School of Public Health and Health Services. From September 1996 to November 2004 Ms. Collins was associated with the law firm of Powell, Goldstein, Frazer & Murphy, LLP in Washington, DC. During 1998, she held the position of Interim General Counsel for the District of Columbia Health and Hospitals Public Benefit Corporation.

Louis T. DiFazio, Ph.D., 69, has been a director of the Company since May 1998. From March 1997 until his retirement in June 1998, Dr. DiFazio served as Group Senior Vice President of the Pharmaceutical Group of Bristol-Myers Squibb. Dr. DiFazio also currently serves as a member of the Board of Trustees of the University of Rhode Island and the Board of Overseers of Rutgers University where he had previously served on the Board of Governors as well as the Board of Trustees. Dr. DiFazio received his B.S. in Pharmacy from Rutgers University and his Ph.D. in Pharmaceutical Chemistry from the University of Rhode Island.

Myron Z. Holubiak, 60, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since September 2002. Mr. Holubiak is the former President of Roche Laboratories, Inc. He held this position from December 1998 to August 2001. From August 2001 to June 2002, Mr. Holubiak was President, Chief Operating Officer and member of the Board of Directors of iPhysicianNet, Inc., a video detailing company. From July 2002 to April 2007 Mr. Holubiak was President and Chief Operating Officer of HealthSTAR Communications, Inc., a health care marketing communications network of 16 companies. He currently serves on the Board of Directors of Nastech Pharmaceutical Company, Inc. and the Children of Chernobyl Relief Foundation. Currently, Mr. Holubiak is currently a senior partner in 1-800-Doctors, Inc., a medical referral company that provides consumers access to physicians and hospitals.

David R. Hubers, 64, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Mr. Hubers was Chairman of American Express Financial Advisors Inc. prior to his retirement. He joined American Express Financial Advisors Inc. in 1965 and held various positions, including Senior Vice President of Finance and Chief Financial Officer until being appointed President and Chief Executive Officer in August 1993. He served in that capacity until June 2001. Mr. Hubers serves on the boards of directors of the Carlson School of Management at the University of Minnesota, Lawson Software, a publicly held software company, and American Express Property Casualty Co. He is also Chairman of the Compensation Committee at Lawson Software.

Martin (“Michael”) Kooper, 71, has been a director of the Company since May 1998. Since December 1997, Mr. Kooper has served as the President of The Kooper Group, a successor to Michael Kooper Enterprises, a benefits consulting firm. From 1980 through December 1997, Mr. Kooper served as President of Michael Kooper Enterprises.

Richard L. Robbins, 66, has been a director of the Company since March 2005. From October 2003 to January 2004, Mr. Robbins was the Senior Vice President, Financial Reporting of Footstar, Inc., a nationwide retailer of footwear and from January 2004 through March 2006 he was Senior Vice President, Financial Reporting and Control and Principal Financial Officer. Footstar, Inc. filed for bankruptcy protection in March 2004 and emerged from bankruptcy in February 2006. From July 2002 to October 2003, Mr. Robbins was a partner in Robbins Consulting LLP, a financial, strategic and management consulting firm. From 1978 to 2002, Mr. Robbins was a partner of Arthur Andersen LLC and served as the audit partner through the audit of the Company’s 2001 fiscal year. Mr. Robbins is currently a member of the board of directors of Vital Signs, Inc., a manufacturer of medical products, and serves as the chair of its audit committee. He is also a member of the board of directors of American Bank Note Holographics, Inc. and chairs its audit committee and is a member of its compensation committee.

Stuart A. Samuels, 65, has been a director of the Company since March 2005. Prior to being appointed a director of the Company he had served as a director of Chronimed since November 2000. Since 1990, Mr. Samuels has been a management consultant, specializing in business management, strategic sales and marketing and business development for several companies, specifically in the pharmaceutical and healthcare industries. He currently serves on the boards of directors of Infomedics, Inc. and Target Rx, Inc.

Steven K. Schelhammer, 52, was nominated for election to the Board in April 2007. Since 2004 Mr. Schelhammer has been self-employed. Mr. Schelhammer founded Accordant Health Services, a disease management company, and served as its Chief Executive Officer and Chairman from 1994 through 2002. In November 2002 Accordant Health Services was sold to AdvancePCS and Mr. Schelhammer served as its president from November 2002 until 2004.

Vote Required and Recommendation of the Board of Directors

If a quorum is present and voting, the nine nominees receiving the highest number of votes duly cast at the Annual Meeting will be elected to the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE ABOVE-NAMED NOMINEES.

PROPOSAL 2.

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.

Ernst & Young LLP served as the Company’s independent auditors for the year ended December 31, 2006 and the Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007. The Board of Directors is asking that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. While the Company’s By-Laws do not require stockholder ratification, the Company is asking its stockholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the Company’s independent auditors, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the stockholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to be available to respond to appropriate questions from stockholders.

Independent Auditors Fees

The following table shows the aggregate fees billed to the Company by Ernst & Young LLP for services rendered during the years ended December 31, 2005 and 2006:

	Years Ended December 31,
Description of Fees	2005	2006

Audit Fees	$2,174,570	$1,713,075
Audit Related Fees	$19,500	$0
Tax Fees(1)	$0	$0
All Other Fees	$1,325	$1,325

(1)	In 2005 and 2006 Ernst & Young LLP did not provide any tax compliance, tax advice, and tax planning services, all of which services were provided by PriceWaterhouseCoopers LLP. Fees billed by PriceWaterhouseCoopers LLP in 2005 and 2006 for tax compliance, tax advice, and tax planning services were $192,000 and $195,000, respectively.

Audit Fees

Audit fees consist of the aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements and internal controls as of and for the years ended December 31, 2005 and 2006, its reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for 2005 and 2006.

Audit Related Fees

Audit related fees consist of the aggregate fees billed by Ernst & Young LLP in 2005 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not already reported in the table above under “Audit Fees.” These services included general audit advisory services and other audit related services, including the audit of Chronimed’s benefit plans.

Tax Fees

Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

All other fees consist of the aggregate fees for professional services rendered by Ernst & Young LLP other than those described above and includes fees paid for use of its on-line reference tool.

Pre-Approval of Audit and Non-Audit Services

In accordance with the provisions of the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services, and the related fees, provided to the Company by our independent auditors, or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible under the Exchange Act or the rules of the Securities and Exchange Commission (the “Commission”). Accordingly, the Audit Committee pre-approved all services and fees provided by Ernst & Young LLP during the year ended December 31, 2006 and has concluded that the provision of these services is compatible with the accountant’s independence.

During the year ended December 31, 2006, none of the total hours expended on the audit of the Company’s financial statements by Ernst & Young LLP were provided by persons other than full time employees of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”
THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

The Board of Directors has determined that except for Richard H. Friedman each of its current directors is independent within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards.

Board Meetings; Annual Meeting Attendance

The Board held a total of eight meetings during 2006. During such period, each director attended at least 75% of the meetings of the Board and the committees of the Board on which the director served that were held during the applicable period of service. The Company expects each member of the Board to attend its annual meetings absent a valid reason, such as a schedule conflict. Last year, seven of the Company’s Board members attended the Annual Meeting of Stockholders.

Executive Sessions

Non-management directors meet regularly in executive sessions. “Non-management” directors are all those directors who are not employees of the Company. The Company’s non-management directors consist of all of its current directors, except Richard H. Friedman. An executive session of the Company’s non-management directors is generally held in conjunction with each regularly scheduled Board of Directors meeting. Additional executive sessions may be called at the request of the Board of Directors or the non-management directors.

Board Committees

The Company has standing Audit, Governance and Nominating, and Management Development and Compensation Committees. Each committee is comprised solely of independent directors. Membership of each committee is as follows:

	Governance and	Management Development
Audit Committee	Nominating Committee	and Compensation Committee

Stuart A. Samuels (Chairman)	Richard L. Robbins (Chairman)	Louis T. DiFazio (Chairman)
Louis T. DiFazio	Charlotte W. Collins	Myron Z. Holubiak
David R. Hubers	Myron Z. Holubiak	David R. Hubers
Richard L. Robbins	Stuart A. Samuels	Michael Kooper

The Company has adopted a written charter for each of the committees. Stockholders may access a copy of each committee’s charter on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.”

Audit Committee

Each member of the Audit Committee satisfies the independence requirements of Rule 4200(a)(15) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Company’s Board of Directors has determined that Richard L. Robbins is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and is “independent” within the meaning of Rule 4200(a)(15) of the NASDAQ listing standards. The Audit Committee is responsible, among its other duties, for overseeing the process of accounting and financial reporting of the Company and the audits of the financial statements of the Company; appointing, retaining and compensating the Company’s independent auditors; pre-approving all audit and non-audit services by the Company’s independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the Company’s independent accountants; reviewing the internal audit function; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; and reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the Commission. During 2006, the Audit Committee held five meetings.

Governance and Nominating Committee

Each member of the Governance and Nominating Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. The Governance and Nominating Committee’s functions include recommending to the Board of Directors the number and names of proposed nominees for election to the Board of Directors at the Company’s Annual Meeting of Stockholders; identifying and recommending nominees to fill expiring and vacant seats on the Board of Directors; reviewing on an annual basis committee and Board performance and recommending changes to the Board of Directors. Except as may be required by rules promulgated by NASDAQ or the Commission, it is the current sense of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. In evaluating the suitability of potential nominees for election as members of the Board of Directors, the Governance and Nominating Committee will take into consideration the current composition of the Board of Directors, including expertise, diversity, and balance of inside, outside and independent directors, as well as the general qualifications of the potential nominees, including personal and professional integrity, ability and judgment and such other factors deemed appropriate. The Governance and Nominating Committee will evaluate such factors, among others, and will not assign any particular weighting or priority to any of these factors. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a Board of Directors that is predominantly independent and is comprised of directors who (i) are of high integrity, (ii) have qualifications that will increase the overall effectiveness of the Board of Directors, including expertise and knowledge in various disciplines relevant to the Company’s business and/or operations, and (iii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. The Governance and Nominating Committee will consider recommendations for nominations from any reasonable source, including officers and directors as well as from stockholders of the Company who comply with the procedures set forth in the Company’s By-Laws. See “Stockholder Proposals” on page 33 of this Proxy Statement. The Governance and Nominating Committee will evaluate all stockholder recommended candidates on the same basis as any other candidate. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist in identifying suitable candidates. During 2007 the Governance and Nominating Committee engaged Heidrick & Struggles to assist it in identifying suitable candidates for appointment to the Board as a result of vacancies created by the departure of two of the Company’s directors in 2006. The Governance and Nominating Committee also reviews corporate governance, compliance and ethics guidelines, and oversees the annual evaluation of the Board of Directors and management of the Company. The Governance and Nominating Committee held five meetings during 2006.

Management Development and Compensation Committee

The Management Development and Compensation Committee reviews and approves the overall compensation strategy and policies for the Company. Each member of the Management Development and Compensation Committee is “independent” as set forth in Rule 4200(a)(15) of the NASDAQ listing standards. In addition, the Management Development and Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; and oversee the Company’s 2001 Incentive Stock Plan (the “2001 Plan”), the 1996 Incentive Stock Plan (the “1996 Plan”) and the 1996 Non-Employee Directors Stock Incentive Plan (the “Directors Plan”). The Management Development and Compensation Committee also administers the Chronimed Stock Options Plans which were assumed by the Company in connection with the Company’s merger with Chronimed in March 2005 (collectively, the “Chronimed Option Plans”). The Management Development and Compensation Committee is also responsible for ensuring that adequate management development programs and activities are created and implemented in order to provide a succession plan for executive officers and other significant positions within the Company. During 2006, the Management Development and Compensation Committee held eight meetings.

Code of Ethics

The Company is committed to having sound corporate governance principles and has adopted a Code of Business Conduct and Ethics for its directors, officers and employees. The Code of Business Conduct and Ethics covers topics including, but not limited to, financial reporting, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.bioscrip.com under the heading “About Us — Investors — Corporate Governance.” The information contained in or connected to the Company’s website is not incorporated by reference to or considered a part of this proxy statement. If any waivers of the Code of Business Conduct and Ethics are granted, such waivers will be disclosed on a Form 8-K.

Stockholder Communications with the Board of Directors

Historically, the Company has not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.

Review, Approval or Ratification of Transactions With Related Persons

In accordance with the terms of the Company’s Audit Committee Charter, the Audit Committee is required to review and approve all related person transactions on an ongoing basis. A related person transaction, as defined in Item 404(a) of Regulation S-K, is any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of the Company’s executive officers, directors, director nominees, or 5% stockholders (or their immediate family members) has a direct or indirect material interest.

Compensation of Directors

The table below sets forth all compensation earned by the Company’s non-employee directors in 2006.

Director Compensation Table

	Fees Earned or	Option	All Other
	Paid in Cash	Awards	Compensation
Name	($)(1)	($)(2)(3)	($)		Total ($)

Charlotte W. Collins	41,500	2,513	—		44,013
Louis T. DiFazio	53,500	2,629	—		56,129
Myron Z. Holubiak	48,000	2,629	—		50,629
David R. Hubers	46,500	2,629	—		49,129
Michael Kooper	42,000	2,629	—		44,629
Richard L. Robbins	49,000	2,629	7,000	(4)	58,629
Stuart A. Samuels	61,000	2,629	—		63,629

(1)	The fees shown include the annual retainer fee earned by each director, committee chairmanship fees and attendance fees for both board and committee meetings.

(2)	This column shows the dollar amount recognized by the Company for financial statement reporting purposes in 2006 in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for all options granted to each non-employee director during 2006. All options are issued pursuant to the Directors Plan. The exercise price of options granted to a director under the Directors Plan is equal to the fair market value of a share of Common Stock on the date of grant as determined under the Directors Plan. Options granted under the

Directors Plan vest over three years, in three equal annual installments following the anniversary dates of the grant date.

(3)	The following option awards were outstanding at fiscal year end for each non-employee director:

Options Outstanding
Name	at Fiscal Year End

Charlotte W. Collins	35,000
Louis T. DiFazio	45,000
Myron Z. Holubiak	72,600
David R. Hubers	92,200
Michael Kooper	45,000
Richard L. Robbins	25,000
Stuart A. Samuels	92,200

(4)	Represents an additional payment for services provided in monitoring, on behalf of the Board of Directors, the remediation of certain material weaknesses which were identified in the Company’s 2005 Annual Report on Form 10-K.

Each non-management director receives an annual fee of $30,000, a fee of $1,000 for each in person Board or committee meeting attended, and a fee of $500 for each telephonic Board or committee meeting attended. Board members are also reimbursed for expenses incurred in connection with attending such meetings. The chairman of each Board committee receives an additional annual fee for their added responsibilities as follows: (i) The chairman of the Audit Committee receives an additional $15,000 fee, and (ii) the chairmen of the Governance and Nominating Committee and the Management Development and Compensation Committee each receive an additional $5,000 fee.

In addition to the above fees, each non-management director is automatically granted under the Directors Plan (i) a non-qualified stock option to purchase 20,000 shares of Common Stock upon being elected to the Board of Directors and (ii) a non-qualified stock option to purchase 5,000 shares of Common Stock each year at the annual meeting of the Board of Directors immediately following the Company’s annual meeting of stockholders; provided, that in order to be eligible to receive the additional option grant a non-management director shall have been serving on the Board of Directors for at least six consecutive months from the date of his or her appointment to the Board. Directors who are also officers or employees of the Company are not paid any directors fees or granted any options under the Directors Plan. Employee directors may receive options under the 1996 Plan and the 2001 Plan.

The exercise price of options granted to a director under the Directors Plan is equal to the fair market value of a share of Common Stock on the date of grant as determined under the Directors Plan. Options granted under the Directors Plan vest over three years, in three equal annual installments following the anniversary dates of the grant date. The Company has reserved 500,000 shares of Common Stock for issuance under the Directors Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for overseeing the process of accounting and financial reporting of the Company and the audits and financial statements of the Company. The Audit Committee operates pursuant to a written charter which is reviewed annually by the Audit Committee. As set forth in the Audit Committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In the performance of its oversight function, the Company’s Audit Committee reviewed and discussed with the Company’s management and the Company’s independent auditors the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of non-audit services with the auditors’ independence.

Based on the review and discussions described in the preceding paragraph above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Commission.

Submitted by the Audit Committee:

Stuart A. Samuels, Chairman
Louis T. DiFazio, Ph.D.
David R. Hubers
Richard L. Robbins

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the Company’s current executive officers:

Barry A. Posner, 43, Executive Vice President, Secretary and General Counsel.  Mr. Posner joined the Company in March 1997 as General Counsel and was appointed Secretary of the Company at that time. In April 1998, Mr. Posner was appointed Vice President of the Company. In November 2001, he was appointed to the position of Executive Vice President of the Company.

Stanley G. Rosenbaum, 60, Executive Vice President, Chief Financial Officer and Treasurer.  Mr. Rosenbaum joined the Company as its Executive Vice President, Chief Financial Officer and Treasurer in June 2006. From October 2003 to June 2005 he was a consultant for the Kerr Group, Inc. From October 2000 to April, 2003 he was the Chief Financial Officer of Petropac Solutions, Inc. a private company servicing the petroleum industry.

Brian J. Reagan, 46, Executive Vice President, Infusion.  Mr. Reagan joined Chronimed as Vice President, Corporate Development in September 2002 and was appointed Executive Vice President of the Company in March 2005. Mr. Reagan has been President of Orchard Hill Partners, a business consulting firm, since December 2000. Mr. Reagan’s previous experience was in the investment banking industry. He was a Managing Director at John G. Kinnard & Company from 1998 to 2000 and held a variety of executive positions at Dain Rauscher Inc. from 1987 to 1998.

Scott W. Friedman, 32, Executive Vice President, Sales and Marketing.  Mr. Friedman joined the Company in 1998 as an employee in the Marketing Department. In February 2002 he was appointed Vice President of Marketing and in January 2003 he was appointed Vice President of Pharmaceutical Relations. In August 2006 he was appointed Executive Vice President of Sales and Marketing. Mr. Friedman is the son of Richard H. Friedman, the Chief Executive Officer and Chairman of the Board of the Company.

Russel J. Corvese, 43, Vice President of Mail and Managed Care Operations.  Mr. Corvese joined the Company in May 1994 and has held various positions since that time, including Vice President of Operations of the Company’s subsidiary, BioScrip PBM Services, LLC, and Chief Information Officer of the Company.

Douglas A. Lee, 40, Chief Information Officer.  Mr. Lee joined the Company as its Chief Information Officer in February 2007. Prior to joining the Company Mr. Lee was a principal in Resultares Consulting Inc., an executive information technology consulting firm, from November 2006 to February 2007. From August 2004 to November 2006 he was the Chief Information Officer of Option Care, Inc. From January 1998 to August 2004 he was a partner and Chief Information Officer of Technology Extension Consulting, Inc.

Executive officers are appointed by, and serve at the pleasure of, the Board, subject to the terms of their respective employment and/or severance agreements with the Company. See “Employment and Severance Agreements” below.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Management Development and Compensation Committee (the “Compensation Committee”) is comprised of four independent directors and is responsible for overseeing and approving compensation levels for the Company’s Chief Executive Officer and other executive management, including the individuals named in the Summary Compensation Table below. The Compensation Committee is also responsible for the development and administration of management compensation policies and programs that are consistent with, linked to and supportive of the basic strategic objective of creating stockholder value, and paying for quality performance while taking into consideration the activities, roles and responsibilities of the Company’s management.

The Compensation Committee, from time to time, utilizes compensation consultants to assist the Committee with:

•	compensation benchmarking;

•	incentive plan design; and

•	trends in compensation.

For 2006, the Compensation Committee retained the services of The Delves Group to assist it with executive compensation matters, including the design of a short- and long-term incentive compensation program. The Delves Group was charged with developing a program that would help attract, retain and motivate the Company’s executive officers in a manner that is tied directly to achievement of the Company’s overall operating and financial goals, and thereby increase the Company’s overall equity value through the appropriate mix of total compensation, including short-and long-term incentive compensation, and cash and non-cash (including the appropriate form of non-cash) compensation. While The Delves Group gives advice on compensation matters from time to time, The Delves Group has not been retained on a formal basis to provide any other services on behalf of the Company.

The Compensation Committee adheres to three principles in discharging its responsibilities:

•	Annual bonuses and long-term compensation for senior management and key employees should be “at risk,” or based on the satisfactory achievement of pre-established goals and objectives.

•	Over time, incentive compensation of the Company’s management should focus more heavily on long-term results while acknowledging the need to achieve and drive short-term results.

•	Overall compensation programs should be structured to ensure the Company’s ability to attract, retain, motivate and reward those individuals who are best suited to achieving the desired performance results, both long-term and short-term, while taking into account the role, duties and responsibilities of individuals.

With these principles as a guide, the Compensation Committee has embraced a pay-for-performance philosophy and has adopted compensation programs that it believes are competitive relative to compensation paid to executives in similar businesses with persons holding similar positions and having similar duties and responsibilities. The programs consist of:

•	Base salary — targeted at the 50th percentile of the competitive market (as defined below);

•	Total cash compensation — consisting of base salary and annual bonus, targeted at the 50th percentile of the competitive market; and

•	Total compensation — consisting of base salary, annual bonus and the annualized value of long term incentives, targeted at the 60th percentile of the competitive market on an aggregate basis.

Under the Company’s compensation philosophy, participating executives have an opportunity to receive annual cash bonuses if corporate and departmental or business unit goals and objectives are achieved. Executives also participate in equity-based incentive programs designed to retain key talent and reward strategic growth over the long term. The Company has chosen to target long-term incentive grants 10% greater than the market average in order to emphasize its focus on sustained long-term growth and alignment of the executives’ interests with those of the Company’s stockholders. This results in targeted total compensation at the 60th percentile when compared to the peer competitive market.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit on the tax deductability for compensation in excess of $1.0 million paid to certain “covered employees” of a publicly-held corporation (generally the Company’s Chief Executive Officer (“CEO”) and its next four most highly compensated executives). Under certain conditions, the statute allows the entity to preserve that tax deduction for certain qualified performance-based compensation.

Any cash incentives paid to the CEO are believed to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code. The Compensation Committee adopted the Company’s compensation programs and the entire Board of Directors approved the current employment agreement for Richard H. Friedman, the Company’s CEO. In order to qualify for favorable treatment under Section 162(m) of the Code, Mr. Friedman’s employment agreement was structured such that he will not receive cash compensation in excess of $1 million in any given year during the term of that agreement.

The Compensation Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to the Company’s executives.

Benchmarking

The Compensation Committee considers the compensation levels, programs and practices of certain companies in the healthcare industry to assure that its programs are market competitive. These companies had 2005 revenue between $670 million and $1.75 billion in revenues with a median of $1.09 billion (as compared to the Company’s $1.07 billion of revenue). The companies considered by the Compensation Committee included:

•	AMN Healthcare Services, Inc.

•	Apria Healthcare Group Inc.

•	Cerner Corporation

•	Chemed Corporation

•	Emdeon Corporation

•	Gentiva Health Services, Inc.

•	IMS Health, Inc.

•	Lincare Holdings, Inc.

•	Parexel International, Corporation

•	Pediatrix Medical Group, Inc.

•	Res-Care, Inc.

This group was developed with the assistance of the Compensation Committee’s compensation consultant, and the composition of the group is reviewed annually by the Compensation Committee. The Compensation Committee believed the above companies to be an appropriate peer group. The Compensation Committee also confirms results from any benchmarking with data available in published survey sources, including surveys from Watson Wyatt, Mercer, and Radford Surveys and Consulting.

Management’s Role in Compensation Practices

In preparation for recommendations to the Compensation Committee, management of the Company considers individual, business unit, division and Company performance in its proposals to the Compensation Committee. Compensation levels and targets, as well as performance targets and compensation ranges are then proposed by management to the Compensation Committee which reviews the proposals, discusses them with management and the Compensation Committee’s outside consultant. In many instances the Compensation Committee’s outside consultant will provide benchmark data for the specific positions under compensation review and the Compensation Committee will approve what it deems appropriate compensation levels. The Chairman of the Compensation Committee will advise the Company’s CEO of all Compensation Committee approved recommendations, who promulgates all such information to senior management; typically through the General Counsel who is responsible for Human Resources.

Elements of the Company’s Executive Compensation Program

The following sections explain in greater detail the elements of, rationale for and the total direct compensation paid to the Company’s executives, plus limited perquisites and other benefits.

Base Salary

Base salary is the only element of our executive’s annual cash compensation not based on the Company’s performance. Base salaries for the Company’s executives take into account competitive compensation levels, coupled with the reasonableness within the Company, the Company’s ability to pay and the duties and responsibilities of the individual. Base salaries allow the Company to provide a competitive level of compensation in order to attract and retain superior employees.

In 2006, the Company’s named executive officers received base salary merit increases ranging from 0% to 10%. These base salary increases are shown in the “Salary” column of the Summary Compensation Table. The Company’s average base salary increase in 2006 for all salaried employees was 3%.

Short-Term Incentive Plan

The Company does not pay contractual annual bonuses to its executives or to employees at any level. A pay-for-performance annual cash incentive plan is available to a broad group of approximately 125 management employees, including the Company’s named executive officers. The annual cash incentive plan is designed to motivate employees to continuously improve the Company’s business performance and to promote a results-oriented business culture. The annual cash incentive plan is designed to reward performance in the current fiscal year. In order to earn a bonus under the annual cash incentive plan, each executive, and his or her respective business unit and/or department, must meet or exceed the goals set for that particular business unit and/or department. The target incentive award for each executive is displayed in the Grants of Plan Based Awards Table below.

Company-wide awards, including those for executives, are recommended to the Compensation Committee for approval based on an assessment by both the Company’s CEO and its General Counsel, who is responsible for HR functions. If minimum performance thresholds are not met, no annual bonus is paid for that year.

In early 2006, it became apparent that a number of business factors resulting from the Company’s merger with Chronimed in March 2005 would put the Company below minimum threshold performance for 2006. The Committee determined that no bonus would be paid to the top three executives (the CEO, CFO and General Counsel). In an effort to retain the senior management team and keep them focused and motivated on our current business challenges, the Board reconsidered the annual bonus and approved the following Committee directive:

•	The CEO, CFO and General Counsel would not receive an annual bonus for 2006. Instead, a 100% premium will be added to their 2007 target bonus opportunity to be paid if, and only if, corporate and business unit and/or departmental goals and objectives were met.

The Company’s 2007 cash short-term bonus program is currently being considered for approval by the Compensation Committee. Under the program it is likely that the 2007 cash bonus for the CEO, CFO and General Counsel will be based on the following performance measures:

•	The CEO’s annual incentive will be tied to pre-tax income targets, the successful accomplishment of certain corporate sales initiatives and well as the completion of CEO succession and development plans

•	His target bonus for 2006 was 60% of base salary

•	The CFO’s annual incentive will be tied to: pre-tax income, bad debt expense reduction, SG&A and improvement in the completion of the monthly, quarterly and annual financial and accounting closing process as well as completion of the Company’s systems integration plan

•	His target for 2006 was 50% of base salary

•	The General Counsel’s annual incentive will be tied to: pre-tax income, completion and implementation of management succession and development plans, the implementation of a company-wide performance management system that includes general human resources training and development and cultural competency training programs.

•	His target for 2006 was 40% of base salary.

•	All other identified executives were eligible in 2006 for one half of their regular annual target bonus, based on achievement of individual, department/business unit and Company objectives, as determined by the CEO and approved by the Compensation Committee and the Board.

•	Special bonuses of up to 100% of the “regular” 2006 annual target were paid to two of the named executive officers who performed extraordinarily well in 2006 notwithstanding overall corporate performance.

The awards approved in 2007 for performance in 2006 for these two executive officers, as well as the other three named executive officers targets, are shown in the table of Grant of Plan Based Awards below.

Long-Term Incentive Plan

The 2001 Plan was approved by the Company’s stockholders. In 2002, the 2001 Plan was amended to increase the number of shares available for issuance thereunder by 800,000 shares, from 950,000 to 1,750,000 shares. The 2001 Plan was further amended in 2003 to increase the number of authorized shares of Common Stock available for issuance under the 2001 Plan by an additional 2,000,000 shares and to authorize the grant of restricted stock units. Under the 2001 Plan, the following types of awards are permitted:

•	Stock Options

•	Stock Appreciation Rights

•	Restricted Stock/Restricted Stock Units

•	Performance Units/Shares

The 2001 Plan does not allow the grant of “reload” options or the repricing of stock options.

The purposes of the 2001 Plan are to attract and retain key employees, provide an incentive to key employees and provide key employees with a stake in the future success of the Company. Currently, the Company has no stock ownership guidelines.

The Compensation Committee believes that stock options have the strongest tie to stock price performance and that the interests of the Company’s executives would have the greatest alignment with stockholder interests if stock options were the long-term incentive grant vehicle. Historically, stock options were the only form of long-term incentive utilized by company.

Since the merger with Chronimed in March 2005, the Company’s stock price has declined, causing most of the outstanding stock option grants to be substantially out of the money. To address concerns of the Compensation Committee related to retention of the management team, on November 2, 2006, the Board approved the Compensation Committee’s directive to issue long-term incentive (“LTI”) grants to key executives consisting of:

•	50% of LTI value in stock options, at a strike price of $2.47 per share, the fair market value on the date of grant. One third of the options vest on the first, second and third anniversaries of the grant. Executives have 10 years from the date of the grant to exercise their options.

•	50% of LTI value in performance based restricted stock, based on stock price performance as follows:

•	20% would vest on the later to occur of the satisfaction of both of the following conditions: (i) the first anniversary of the grant date, and (ii) the closing price of the Company’s common stock equal or exceeding $4.00 per share for twenty (20) consecutive trading days

•	30% would vest on the later to occur of the satisfaction of both of the following conditions: (i) the first anniversary of the grant date, and (ii) the closing price of the Company’s common stock equal or exceeding $5.00 per share for twenty (20) consecutive trading days;

•	50% would vest on the later to occur of the satisfaction of both of the following conditions: (i) the second anniversary of the grant date, and (ii) the closing price of the Company’s common stock equal or exceeding $7.00 per share for twenty (20) consecutive trading days.

Any restricted shares not vested within five years would be forfeited. These grants were made to incent all LTI participants to attain specific stock price goals over the next five years. In determining the stock price thresholds for vesting of the restricted stock, the Compensation Committee determined that the target price should be sufficiently in excess of the Company’s then current share price so as to adequately drive performance by the LTI participants but not too much in excess of the current price to be perceived by the LTI participants as unattainable or unlikely to be achieved, thereby not achieving the goal of driving performance.

The Company has historically granted options to executives, for the most part, on a 12-18 month cycle. None of these options were granted immediately prior to, coincident with or immediately after the announcement of Company results. Each executive receives only one grant per cycle, with the exception of the CEO whose contract provides that on the first business day of each calendar year he is entitled to receive an automatic grant of 200,000 stock options or such number of shares of restricted stock as is determined by establishing the value of the options (under the Black-Scholes methodology).

The option grant dates and strike prices for options granted to the executives discussed above are shown in the table below:

Grant Date	Strike Price	Annual Low	Annual High	Annual Close

July 6, 1998	$6.50	$2.28	$6.50	$3.38
October 8, 1999	$2.37	$1.50	$4.63	$2.44
November 28, 2001	$12.20	$0.81	$18.33	$17.80
September 24, 2003	$7.95	$4.52	$8.79	$7.03
July 1, 2005	$6.00	$5.13	$9.07	$7.54
November 1, 2006	$2.47	$2.39	$8.12	$3.46

Retirement

The Company maintains a qualified 401(k) plan in which all employees (including the named executives) may participate. There are no special executive retirement benefits.

Perquisites

The Company provides minimal perquisites to its executives. As can be seen in the All Other Compensation Table set forth below, the maximum perquisite received by any executive in 2006 was $6,000.

Compensation Committee Report

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Management Development and Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2007 Annual Meeting of Shareholders.

Submitted by the Management Development and Compensation Committee:

     Louis T. DiFazio, Chairman
     Myron Z. Holubiak
     David R. Hubers
     Michael Kooper

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee is or has been one of the Company’s officers or employees or has had any relationship with the Company that would require disclosure under the SEC’s rules and regulations. During the year ended December 31, 2006, none of the Company’s executive officers served on the board of directors, or on the compensation committee of the board of directors, of any entity whose executive officers serve on our Board.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the Company’s named executive officers in 2006.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary		Awards	Awards	Compensation	Compensation	Total
Name & Principal Position	Year	($)		($)(1)	($)(1)	($)(2)	($)(3)	($)

Richard H. Friedman	2006	737,812		17,608	843,909	—	5,211	1,604,540
Chairman & Chief
Executive Officer(4)

Stanley G. Rosenbaum	2006	233,846	(5)	83,350	12,983	—	37,231	331,411
EVP, Chief Financial
Officer and Treasurer

Barry A. Posner	2006	373,209		39,088	132,008	—	6,400	550,704
EVP, Secretary & General
Counsel

Scott W. Friedman	2006	233,000		2,906	45,869	122,325	6,204	410,304
EVP, Sales and Marketing

Brian J. Reagan	2006	250,000		3,118	19,491	120,000	—	392,608
EVP, Infusion Division

Henry F. Blissenbach	2006	275,000	(6)	—	—	—	290,696	565,696
Former President & Chief Executive Officer

Gregory H. Keane	2006	121,635	(7)	—	—	—	202,753	324,388
Former EVP, Chief Financial Officer & Treasurer

(1)	Values reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R of awards pursuant to the 2001 Stock Incentive Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with Securities and Exchange Commission on March 16, 2007.

(2)	Values include 2006 target bonus value under the Company’s Short-term Incentive Plan. Messrs. S. Friedman and Reagan were the only named executives to receive a bonus payment for 2006; Messrs. R. Friedman, Rosenbaum, and Posner will have a 2007 opportunity equal to double their 2006 target bonus.

(3)	Details regarding the amounts shown for each named executive officer can be found in the footnotes of the “All Other Compensation” table below.

(4)	Mr. R. Friedman served as Executive Chairman of the Board from April 2005 until June 30, 2006, at which time he assumed the additional role of Chief Executive Officer upon Mr. Blissenbach’s retirement.

(5)	Mr. Rosenbaum was hired as Chief Financial Officer and Treasurer on June 16, 2006; value represents prorated portion of his $400,000 annual salary.

(6)	Mr. Blissenbach served as President & Chief Executive Officer until he retired on June 30, 2006; value represents prorated portion of his $550,000 annual salary.

(7)	Mr. Keane served as Chief Financial Officer & Treasurer until the termination of his employment on June 9, 2006; value represents prorated portion of his $275,000 annual salary.

All Other Compensation

The table below and related footnote disclosure describe each component of compensation included under the column heading “All Other Compensation” in the Summary Compensation Table above.

			Registrant
	Perquisites &	Payments/	Contributions
	Other	Accruals on	to Defined
	Personal	Termination	Contribution
Name	Benefits($)(1)	Plans($)	Plans($)(2)	Other($)

Richard H. Friedman	3,000	—	2,211	—
Stanley G. Rosenbaum	—	—	1,231	36,000	(3)
Barry A. Posner	2,000	—	4,400	—
Scott W. Friedman	2,000	—	4,204	—
Brian J. Reagan	—	—	—	—
Henry F. Blissenbach(4)	6,000	275,000	4,400	5,296
Gregory H. Keane(5)	2,500	155,000	5,037	40,217

(1)	Amount of car allowance allocated by the Company to each of the named executive officers, except for Mr. Keane and Mr. Blissenbach, where the value represents reimbursements for financial planning.

(2)	Value of matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s 401(k) Plan.

(3)	Represents consulting fees paid to Mr. Rosenbaum prior to his appointment as Chief Financial Officer in June 2006.

(4)	Upon retirement on June 30, 2006, Mr. Blissenbach agreed to serve as a consultant to the Company for a period of one year, during which he will receive a consulting fee of $550,000 and health care coverage under COBRA. Amounts in the table reflect the portion of consulting fee ($275,000) and COBRA coverage ($5,296) paid during 2006. Upon the end of this consulting period (beginning on July 1, 2007), and continuing until June 30, 2009, he will also receive: severance payments paid in 24 equal monthly installments (totaling $1,350,000), continued COBRA insurance coverage (estimated to be $35,824.98), and the amount sufficient to restore any excise tax on excess parachute payments within the meaning of IRS Code Section 280(g).

(5)	The $155,000 amount represents the first installment of severance payments which was paid in 2006. On January 10, 2007, Mr. Keane also received the second and final installment of his severance payment ($200,000); however, this payment occurred after fiscal year 2006 and is therefore not reflected in the table. Mr. Keane agreed to serve as a consultant to the Company on an as-needed basis for a period of one year from his termination date, and will be paid a rate of $200 per hour for any consulting services provided. The $5,037 amount represents 401(k) employer match and the $2,500 represents reimbursements on financial planning expenses. The $40,217 amount includes continued COBRA insurance coverage ($13,141.20), payment for unused vacation ($21,000) and reimbursement of outplacement counseling expenses ($6,075.30).

Grant of Plan Based Awards

									All				Grant
									Other		All Other		Date
									Stock		Option		Fair
									Awards:	Grant Date	Awards:	Exercise	Value of
									Number	Fair Value	Number of	or Base	Option &
			Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	of All	Securities	Price of	All
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of Stock	Other	Underlying	Option	Other
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Stock	Options	Awards	Stock
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	Awards	(#)	($/Sh)(6)	Awards($)(7)

Richard H. Friedman	01-01-06	(1)	—	442,687	664,031	—	—	—	—	—	—	—	—
	01-03-06	(2)	—	—	—	—	—	—	—	—	200,000	7.54	723,660
	11-01-06	(4)	—	—	—	—	300,000	—	—	—	—	—	226,200
Stanley G. Rosenbaum	06-16-06	(1)	—	116,923	175,385	—	—	—	—	—	—	—	—
	11-01-06	(3)	—	—	—	—	—	—	—	—	169,972	2.47	237,162
	06-21-06	(5)	—	—	—	—	—	—	100,000	445,000	—	—	445,000
	11-01-06	(4)	—	—	—	—	84,986	—	—	—	—	—	64,079
Barry A. Posner	01-01-06	(1)	—	149,283	223,925	—	—	—	—	—	—	—	—
	11-01-06	(3)	—	—	—	—	—	—	—	—	158,587	2.47	215,551
	11-01-06	(4)	—	—	—	—	79,294	—	—	—	—	—	59,788
Scott W. Friedman	01-01-06	(1)	—	81,550	122,325	—	—	—	—	—	—	—	—
	11-01-06	(3)	—	—	—	—	—	—	—	—	99,008	2.47	134,572
	11-01-06	(4)	—	—	—	—	49,504	—	—	—	—	—	37,326
Brian J. Reagan	01-01-06	(1)	—	100,000	150,000	—	—	—	—	—	—	—	—
	11-01-06	(3)	—	—	—	—	—	—	—	—	106,232	2.47	148,226
	11-01-06	(4)	—	—	—	—	53,116	—	—	—	—	—	40,049
Henry F. Blissenbach
Gregory H. Keane

(1)	The Company’s Short-term Incentive Plan; threshold represents 0% of target and maximum represents 150% of target. Mr. Rosenbaum’s amounts based on the amount of base salary actually paid during the year.

(2)	In accordance with the terms of his employment agreement, Mr. R. Friedman received options to purchase 200,000 shares of Common Stock under the Company’s 2001 Incentive Stock Plan.

(3)	Under the Company’s 2001 Incentive Stock Plan, all named executive officers (except Mr. R. Friedman) received options to purchase shares of Common Stock of the Company.

(4)	Under the Company’s 2001 Incentive Stock Plan, all named executive officers received performance restricted stock awards.

(5)	Upon his employment with the Company Mr. Rosenbaum received 100,000 shares of restricted stock.

(6)	Represents the closing price on the date of grant (Mr. R. Friedman’s January 3, 2006 grant has an exercise price that represents the closing price on December 30, 2005).

(7)	Represents the total fair value, estimated as per FAS 123R.

Outstanding Equity Awards At Fiscal Year End

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2006.

	Option Awards						Stock Awards
												Equity
												Incentive
										Equity		Plan
										Incentive		Awards:
										Plan		Market
				Equity						Awards:		or Payout
				Incentive						Number of		Value of
				Plan					Market	Unearned		Unearned
				Awards:			Number		Value of	Shares,		Shares,
				Number			of Shares		Shares or	Units		Units
	Number of	Number of		of Securities			or Units		Units of	or Other		or Other
	Securities	Securities		Underlying			of Stock		Stock	Rights		Rights
	Underlying	Underlying		Unexercised	Option		That		That	That		That
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options (#)	Options (#)		Options	Price	Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

Richard H. Friedman	207,806	—		—	2.16	08-Oct-09	—		—	—		—
	42,194	—		—	2.37	08-Oct-09	—		—	—		—
	200,000	—		—	12.20	28-Nov-11	—		—	—		—
	200,000	—		—	17.80	02-Jan-12	—		—	—		—
	200,000	—		—	5.80	02-Jan-13	—		—	—		—
	133,334	—		—	7.03	02-Jan-14	—		—	—		—
	66,667	—		—	6.36	03-Jan-15	—		—	—		—
	—	200,000	(1)	—	7.54	03-Jan-16	—		—	—		—
										300,000	(5)	1,038,000
Stanley G. Rosenbaum	—	169,972	(2)	—	2.47	01-Nov-16	100,000	(4)	346,000	—		—
										84,986	(5)	294,052
Barry A. Posner	50,000	—		—	6.50	06-Jul-08	—		—	—		—
	13,166	—		—	4.50	02-Dec-08	—		—	—		—
	70,000	—		—	12.20	28-Nov-11	—		—	—		—
	75,000	—		—	7.95	24-Sep-13	—		—	—		—
	—	13,800	(3)	—	6.00	01-Jul-15	—		—	—		—
	—	158,587	(2)	—	2.47	01-Nov-16	—		—	—		—
										79,294	(5)	274,357
Scott W. Friedman	14,000	—		—	12.20	28-Nov-11	—		—	—		—
	20,000	—		—	7.95	24-Sep-13	—		—	—		—
	—	11,500	(3)	—	6.00	01-Jul-15	—		—	—		—
	—	99,008	(2)	—	2.47	01-Nov-16	—		—	—		—
										49,504	(5)	171,284
Brian J. Reagan	4,690	—		—	4.29	23-Sep-12	—		—	—		—
	23,310	—		—	4.29	23-Sep-12	——		—	—		—
	20,939	—		—	9.56	05-Aug-13	—		—	—		—
	10,460	—		—	9.56	05-Aug-13	—		—	—		—
	40,896	—		—	9.56	05-Aug-13	—		—	—		—
	—	13,800	(3)	—	6.00	01-Jul-15	—		—	—		—
	—	106,232	(2)	—	2.47	01-Nov-16	—		—	—		—
										53,116	(5)	183,781
Henry F. Blissenbach	—	—		—	—	—	—		—	—		—
Gregory H. Keane	—	—		—	—	—	—		—	—		—

(1)	Vesting schedule is one-third vesting on January 3, 2007, one-third vesting on January 3, 2008, one-third vesting on January 3, 2009.

(2)	Vesting schedule is one-third vesting on November 1, 2007, one-third vesting on November 1, 2008, one-third vesting on November 1, 2009.

(3)	Vesting schedule is one-third vesting on March 1, 2007, one-third vesting on March 1, 2008, one-third vesting on March 1, 2009.

(4)	Vesting schedule is one-third vesting on June 21, 2007, one-third vesting on June 21, 2008, one-third vesting on June 21, 2009.

(5)	Vesting based on achievement of stock price hurdles.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by the Company’s executive officers during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Richard H. Friedman	0	0	0	0
Stanley G. Rosenbaum	0	0	0	0
Barry A. Posner	0	0	60,000	207,600
Scott W. Friedman	0	0	0	0
Brian J. Reagan	0	0	0	0
Henry F. Blissenbach	137,400	145,105	0	0
Gregory H. Keane	39,760	33,381	0	0

(1)	Value for Mr. Blissenbach ($145,105) represents dollar amount realized upon exercise of 137,400 shares (all options granted at $4.37; 132,500 exercised at $5.43, 2,300 exercised at $5.40, and 2,600 at $5.30). Value for Mr. Keane ($33,381) represents dollar amount realized upon exercise of 39,760 shares (all options granted at $4.37; 17,675 exercised at $5.20, 8,700 exercised at $5.21, 10,864 at $5.22, and 2,521 at $5.23).

(2)	Value for Mr. Posner ($207,600) represents the dollar amount realized upon vesting of 60,000 shares of restricted stock at $3.46.

Employment and Severance Agreements

On November 29, 2006, the Company entered into a Restated Employment Agreement (the “Restated Employment Agreement”) with Richard H. Friedman. Pursuant to the terms of the Restated Employment Agreement, BioScrip agreed to continue to employ Mr. Friedman as the Company’s Chief Executive Officer, President and Chairman for the period commencing June 1, 2006 and continuing through and including May 31, 2008 at an initial base salary of $737,811.00 per annum. In addition, on the first business day of each year during the term of the Restated Employment Agreement Mr. Friedman is entitled to receive, at the Company’s discretion, (i) a grant of options to purchase 200,000 shares of the Company’s common stock (the “Options”) or (ii) such number of shares of restricted stock as is determined by establishing the value of the Options (determined under the Black-Sholes methodology). During the term of the Restated Employment Agreement Mr. Friedman is also eligible (i) to receive a bonus each calendar year under the Company’s then applicable short- and long-term bonus or other incentive plans (with a maximum target payment equal to 60% of his annual salary); and (ii) to participate in the Company’s benefit programs generally available to all employees.

If Mr. Friedman’s employment is terminated early due to his death, (i) he is entitled to receive his salary and other benefits earned and accrued through the date of his death, (ii) his estate or beneficiaries will be entitled to receive a pro rata bonus for the year in which such death occurred, (iii) all options will fully vest and be exercisable by his estate for one year following his date of death, (iv) all unvested shares of restricted stock will fully vest, and (iv) to the extent possible, his beneficiaries and/or estate will become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code.

If Mr. Friedman’s employment is terminated early due to his disability (as defined in the Restated Employment Agreement), (i) he is entitled to receive his salary and other benefits earned and accrued through the date of termination, (ii) he will be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) all unvested options will fully vest and (together with any other vested options then held by Mr. Friedman) may be exercised for one year following termination, and (iv) all unvested shares of restricted stock will fully vest. In addition, if Mr. Friedman should remain disabled for six months following his termination, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance), continuing coverage under all benefit plans and programs to which he was previously entitled and, to the extent possible, his beneficiaries and/or estate will become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code.

If the Company terminates Mr. Friedman for “Cause” (as defined in the Restated Employment Agreement), (i) he will be entitled to receive his salary and other benefits earned and accrued through the date of termination, (ii) all vested and unvested stock options shall lapse and terminate immediately, and (iii) all unvested restricted stock will be forfeited.

If the Company terminates Mr. Friedman’s employment without “Cause” or if he terminates his employment for “Good Reason” (as defined in the Restated Employment Agreement) (i) he will be entitled to receive his salary and other benefits earned and accrued through the date of termination, (ii) he will be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) all unvested options will fully vest and (together with any other vested options then held by Mr. Friedman) may be exercised for one year following termination, and (iv) all unvested shares of restricted stock will fully vest. In addition, he is entitled to receive, (A) for the longer of two years following termination or the period of time remaining under the term of the Restated Employment Agreement, his annual salary at the time of termination, (B) continuing coverage for two years following termination of employment under all benefit plans and programs to which he was previously entitled, and (C) he will become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code. A non-renewal of the Restated Employment Agreement upon expiration of the term shall be deemed a termination of Mr. Friedman’s employment without Cause.

If within one year following a “Change of Control” (as defined in the Restated Employment Agreement) Mr. Friedman is terminated by the Company or any successor, or within such one year period he elects to terminate his employment due to a material reduction in his duties or the Company relocates him, (i) he will be entitled to receive his salary and other benefits earned and accrued through the date of termination, (ii) he will be entitled to receive a pro rata bonus for the year in which termination occurred, (iii) all unvested options will fully vest and (together with any other vested options then held by Mr. Friedman) may be exercised for one year following termination, and (iv) all unvested shares of restricted stock will fully vest. In addition, Mr. Friedman will be entitled to receive, for the longer of three years following termination or the period remaining in his term of employment under his employment agreement, his annual salary at the time of termination, continuing coverage under all benefits plans and programs to which he was previously entitled and to the extent possible, his beneficiaries and/or estate will become vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Code.

Mr. Friedman may not directly or indirectly (other than with the Company) participate in the United States in any business competitive with the business of the Company during the term of employment and for one year following the later of his termination or his receipt of severance payments. Similarly, during the term and for a period of two years following termination, Mr. Friedman may not solicit or otherwise interfere with the Company’s relationship with any present or former Company employee or customer. Mr. Friedman has also agreed to keep confidential during the term of employment and thereafter all information concerning the Company and its business.

Mr. Blissenbach entered into an employment agreement with Chronimed effective July 1, 2003 with an initial three-year term expiring on July 1, 2006. Under the agreement, Mr. Blissenbach received a base salary of not less than $415,000 per year and bonuses, stock option, and benefits commensurate with his position and responsibilities. Under Mr. Blissenbach’s employment agreement, if his employment was terminated either (i) by Chronimed without cause or through delivery of a non-renewal notice or by him for good reason or (ii) within two years of a change of control (as defined in the employment agreement) by him for good reason or by Chronimed without cause, Mr. Blissenbach was entitled to receive various payments and benefits including base salary with prorated bonus, immediate vesting of unvested stock options and medical, dental, life and disability insurance benefits. Mr. Blissenbach’s employment agreement contained a non-competition provision for up to one year following termination of employment.

Pursuant to the terms and conditions of an amendment and assumption of employment agreement entered into among the Company, Chronimed and Mr. Blissenbach as of August 9, 2004, the Company agreed to employ, and Mr. Blissenbach agreed to accept employment as the Company’s Chief Executive Officer and President pursuant to the terms of the employment agreement as amended.

On February 28, 2006 the Company entered into a separation agreement with Mr. Blissenbach which provided for Mr. Blissenbach’s retirement at the end of his employment with the Company on June 30, 2006. The separation agreement also provided that Mr. Blissenbach will receive a severance payment equal to two years of salary as well as reimbursement of any COBRA premiums paid by Mr. Blissenbach on behalf of himself and his dependents for the two years during which Mr. Blissenbach will receive severance. Mr. Blissenbach will also serve as a consultant to the Company for a period of one year following the date of his separation and will be paid a consulting fee of $550,000 dollars for his consulting services. In the event any amounts payable to Mr. Blissenbach under the separation agreement are parachute payments under Internal Revenue Code Section 280(g) BioScrip shall pay to Mr. Blissenbach an amount sufficient to restore the full amount payable under the separation agreement.

On August 24, 2006, the Company entered into a severance agreement with Mr. Posner. Under the terms of the agreement Mr. Posner is entitled to receive severance payment protection in the event of the termination of his employment under certain circumstances. The severance protections provided to Mr. Posner under this severance agreement replace and modify the severance provisions contained in his employment agreement with the Company which expired in March 2006. There are no other agreements in effect between the Company and Mr. Posner other than the severance agreement.

If Mr. Posner’s employment is terminated early due to his death or disability, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) all fully vested and exercisable options may be exercised by his estate for one year following termination, (iii) all performance shares granted under any bonus program will fully vest, and (iv) any stock grants that are subject to forfeiture will become non-forfeitable and will fully vest. Notwithstanding the foregoing, if Mr. Posner should remain disabled for six months following his termination for disability, he will also be entitled to receive for a period of two years following termination, his annual salary at the time of termination (less any proceeds received by him on account of Social Security payments or similar benefits and the proceeds of any Company provided long-term disability insurance) and continuing coverage under all benefit plans and programs to which he was previously entitled.

If the Company terminates Mr. Posner for “Cause” (as defined in the agreement) or if Mr. Posner terminates his employment without “Good Reason” (as defined in the agreement), (i) he will be entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) he will be entitled to retain only those performance shares which shall have vested as of the date of termination, (iii) all vested and unvested stock options will lapse and terminate (except that in the event of termination without Good Reason he shall have 30 days from the date of termination to exercise any vested options) , (iv) any stock grants made to him that are subject to forfeiture will be immediately forfeited, and (v) all performance units shall immediately terminate.

If the Company terminates Mr. Posner’s employment without “Cause” or Mr. Posner terminates his employment for “Good Reason”, (i) he is entitled to receive his salary, bonus and other benefits earned and accrued through the date of termination, (ii) for a period of two years following termination he will be entitled to receive his annual salary at the time of termination and continuing coverage under all benefit plans and programs to which he was previously entitled, (iii) all unvested options will become vested and become immediately exercisable in accordance with the terms of the options and he will become vested in any other pension or deferred compensation plan, (iv) all performance shares granted under any bonus program will fully vest, and (v) any stock grants that are subject to forfeiture will become non-forfeitable and shall fully vest.

On May 25, 2006, the Company entered into a separation agreement with Gregory H. Keane, which provided for the termination of Mr. Keane’s employment with the Company on June 9, 2006. The separation agreement, which was consistent with the terms of Mr. Keane’s severance agreement with the Company, provided for a severance payment equal to one year of salary at Mr. Keane’s then current gross salary level as well as an amount equal to the average of any bonus or incentive compensation paid or payable to him for the two most recent fiscal years. In addition, Mr. Keane was paid for all vacation days accrued and unused through the date of termination. In addition, he is to be reimbursed for COBRA premiums paid on behalf of himself and his dependents for the one (1) year period following termination. Mr. Keane also agreed to provide consulting services to the Company on a reasonable and as needed basis following his termination, but to date the Company has not availed itself of these services. The Company had agreed to pay Mr. Keane two hundred dollars ($200) per hour for those services if and when provided.

On June 21, 2006, the Company entered into an agreement with Stanley G. Rosenbaum, providing Mr. Rosenbaum with severance payment protection in the event he is terminated other than for “Cause” (as defined in the agreement) or he terminates his employment for “Good Reason” (as defined in the agreement). If at any time Mr. Rosenbaum is terminated other than for Cause or if he terminates his employment with the Company (or any successor) for “Good Reason,” (i) he is entitled to receive severance payments equal to eighteen (18) months of salary at his then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding, and (ii) all outstanding securities contemplated to be issued under the terms of the 2001 Plan granted to him and held by him at the time of termination would vest and become immediately exercisable and would otherwise be exercisable in accordance with their terms and conditions. If Mr. Rosenbaum’s employment with the Company is terminated for any reason whatsoever, whether by the Company or him, the Company would not be liable for, or obligated to pay him, any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated by the letter agreement not already paid or not already accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.

On August 17, 2006, the Company entered into an agreement with Brian J. Reagan, providing Mr. Reagan with severance payment protection in the event he is terminated other than for “Cause” (as defined in the agreement) or he terminates his employment for “Good Reason” (as defined in the agreement). If at any time Mr. Reagan is terminated other than for Cause or if he terminates his employment with the Company (or any successor) for “Good Reason,” (i) he is entitled to receive severance payments equal to one (1) year of salary at his then current salary level, payable in accordance with the Company’s then applicable payroll practices and subject to all applicable federal, state and local withholding, and (ii) all outstanding securities contemplated to be issued under the terms of the 2001 Plan granted to him and held by him at the time of termination would vest and become immediately exercisable and would otherwise be exercisable in accordance with their terms and conditions. If Mr. Reagan’s employment with the Company is terminated for any reason whatsoever, whether by the Company or him, the Company would not be liable for, or obligated to pay him, any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated by the letter agreement not already paid, earned or accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date.

In August 2003, Mr. S. Friedman entered into an employment letter agreement with the Company which provides for his employment until terminated by the Company or Mr. Friedman. In October 2004, the Company and Mr. Friedman entered into a letter agreement amending certain provisions of the 2003 employment letter agreement. Under the agreement, as amended, in the event Mr. Friedman is terminated by the Company or any successor without cause or he terminates his employment at any time for good reason, he is entitled to receive an amount equal to one year of salary and all outstanding unvested options granted to him and held by him vest and become immediately exercisable and are otherwise exercisable in accordance with their terms.

The following tables summarize potential change in control and severance payments to each named executive officer. The columns describe the payments that would apply in different termination scenarios — a termination of employment as a result of the named executive officer’s voluntary resignation without good reason, his termination by us for cause, death, disability, termination of employment without cause, termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment as a result of a change in control. The table assumes that the termination or change in control occurred on December 31, 2006. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $3.46, which represents the closing market price of our common stock as reported on the Nasdaq Global Market on December 29, 2006.

	Friedman, Richard
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Good Reason	Change in Control

Cash Severance	$—	$—	$—	$1,475,624	$1,475,624	$1,475,624	$2,213,436
Cash LTIP Award	$—	$—	$—	$—	$—	$—	$—
Equity
Restricted Stock	$—	$—	$—	$—	$1,038,000	$1,038,000	$1,038,000
Unexercisable Options	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$1,038,000	$1,038,000	$1,038,000
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$25,050	$25,050	$25,050	$37,575
Total	$—	$—	$—	$25,050	$25,050	$25,050	$37,575
Total	$—	$—	$—	$1,500,674	$2,538,674	$2,538,674	$3,289,011

Cash Severance: 2 times base salary and current bonus in the event of termination as a result of disability, without cause, or for good reason; 3 times base salary and current bonus in the event of termination as a result of a change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on 12/29/06 closing price of $3.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options based on 12/29/06 closing price of $3.46.

DC Plan: 2 additional years of employer contributions in the event of termination as a result of disability, without cause, or for good reason; and 3 additional years of employer contributions in the event of termination as a result of a change in control.

Health & Welfare: 2 additional years of health and welfare benefits as a result of disability, without cause, or for good reason; and 3 additional years of health and welfare benefits in the event of termination as a result of a change in control.

Upon a change in control, based upon the assumptions set forth herein, an excise tax of $512,000 would be imposed upon Mr. R. Friedman due to regulations under Code Section 280g. This $512,000 is not deductible by the Company.

	Rosenbaum, Stanley
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Good Reason	Change in Control

Cash Severance	$—	$—	$—	$—	$600,000	$600,000	$600,000
Cash LTIP Award	$—	$—	$—	$—	$—	$—	$—
Equity
Restricted Stock	$—	$—	$—	$—	$640,052	$640,052	$640,052
Unexercisable Options	$—	$—	$—	$—	$168,272	$168,272	$168,272
Total	$—	$—	$—	$—	$808,324	$808,324	$808,324
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Excise Tax							$—
Total	$—	$—	$—	$—	$1,408,324	$1,408,324	$1,408,324

Cash Severance: 1.5 times base salary and current bonus.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on 12/29/06 closing price of $3.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options based on 12/29/06 closing price of $3.46.

	Posner, Barry
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Good Reason	Change in Control

Cash Severance	$—	$—	$—	$746,417	$746,417	$746,417	$1,119,626
Cash LTIP Award	$—	$—	$—	$—	$—	$—	$—
Equity
Restricted Stock	$—	$—	$—	$—	$—	$—	$—
Unexercisable Options	$—	$—	$156,992	$156,992	$156,992	$156,992	$156,992
Total	$—	$—	$156,992	$156,992	$156,992	$156,992	$156,992
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$36,475	$36,475	$36,475	$54,713
Total	$—	$—	$—	$36,475	$36,475	$36,475	$54,713
Excise Tax							$—
Total	$—	$—	$156,992	$939,884	$939,884	$939,844	$1,331,331

Cash Severance: 2 times base salary and current bonus in the event of termination as a result of disability, without cause, or for good reason; 3 times base salary and current bonus in the event of termination as a result of a change in control.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on 12/29/06 closing price of $3.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options based on 12/29/06 closing price of $3.46.

DC Plan: 2 additional years of employer contributions in the event of termination as a result of disability, without cause, or for good reason; and 3 additional years of employer contributions in the event of termination as a result of a change in control.

Health & Welfare: 2 additional years of health and welfare benefits as a result of disability, without cause, or for good reason; and 3 additional years of health and welfare benefits in the event of termination as a result of a change in control.

	Friedman, Scott
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Good Reason	Change in Control

Cash Severance	$—	$—	$—	$—	$233,000	$233,000	$233,000
Cash LTIP Award	$—	$—	$—	$—	$—	$—	$—
Equity
Restricted Stock	$—	$—	$—	$—	$171,284	$171,284	$171,284
Unexercisable Options	$—	$—	$—	$—	$98,018	$98,018	$98,018
Total	$—	$—	$—	$—	$269,302	$269,302	$269,302
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Excise Tax							$—
Total	$—	$—	$—	$—	$502,302	$502,302	$502,302

Cash Severance: 1 times base salary and current bonus.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on 12/29/06 closing price of $3.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options based on 12/29/06 closing price of $3.46.

	Reagan, Brian
Benefit	Voluntary	For Cause	Death	Disability	Without Cause	Good Reason	Change in Control

Cash Severance	$—	$—	$—	$250,000	$250,000	$250,000	$250,000
Cash LTIP Award	$—	$—	$—	$—	$—	$—	$—
Equity
Restricted Stock	$—	$—	$—	$—	$183,781	$183,781	$183,781
Unexercisable Options	$—	$—	$—	$—	$105,170	$105,170	$105,170
Total	$—	$—	$—	$—	$288,951	$288,951	$288,951
Retirement Benefits
DB Plan	$—	$—	$—	$—	$—	$—	$—
DC Plan	$—	$—	$—	$—	$—	$—	$—
Retiree Medical	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Unvested Deferred
Compensation	$—	$—	$—	$—	$—	$—	$—
Other Benefits
Health & Welfare	$—	$—	$—	$—	$—	$—	$—
Total	$—	$—	$—	$—	$—	$—	$—
Excise Tax							$—
Total	$—	$—	$—	$250,000	$538,951	$538,951	$538,951

Cash Severance: 1 times base salary and current bonus.

Restricted Stock: Intrinsic value of accelerated vesting of restricted stock based on 12/29/06 closing price of $3.46.

Unexercisable Options: Intrinsic value of accelerated vesting of stock options based on 12/29/06 closing price of $3.46.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Commission initial reports of ownership and reports of changes in beneficial ownership of the Company’s Common Stock and other equity securities. Based solely on our review of the copies of such reports received by the Company or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2006, the Company’s officers, directors and holders of more than 10% of its common stock complied with all Section 16(a) filing requirements, except for Mr. Richard Friedman who filed a Form 4 in November 2006 reporting the grant of an option to purchase common stock in January 2006 and the disposition of 400,000 shares of Common Stock in a STARS transaction in November 2006 and Russel J. Corvese who filed a Form 4 in April 2007 reporting both the grant of restricted stock and an option to purchase common stock in November 2006.

STOCKHOLDER PROPOSALS

In accordance with the amended By-Laws of the Company, a stockholder who at any annual meeting of stockholders of the Company intends to nominate a person for election as a director or present a proposal must so notify the Secretary of the Company, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the reasons for, and interest of, such stockholder in any such nomination or proposal. Generally, to be timely, such notice must be received by the Secretary not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For the Company’s annual meeting to be held in 2008, any such notice must be received by the Company at its principal executive offices at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Secretary, between February 23, 2008 and March 25, 2008 to be considered timely for purposes of the 2008 annual meeting. Any person interested in making such a nomination or proposal should request a copy of the relevant By-Law provisions from the Secretary of the Company. These time periods also apply in determining whether notice is timely for purposes of rules adopted by the Commission relating to the exercise of discretionary voting authority, and are separate from and in addition to the Commission’s requirements (described below) that a stockholder must meet to have a proposal included in the Company’s proxy statement.

Stockholder proposals intended to be presented at the 2008 annual meeting must be received by the Company at its principal executive offices at 100 Clearbrook Road, Elmsford, NY 10523, Attention: Secretary, no later than December 22, 2007, in order to be eligible for inclusion in the Company’s proxy statement and proxy card relating to that meeting. Upon receipt of any proposal, the Company will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

MISCELLANEOUS

A copy of the Company’s 2006 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the Commission, is enclosed but is not to be regarded as proxy solicitation materials.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of this Proxy Statement and one copy of the Company’s 2006 Annual Report on Form 10-K to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save the Company the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by calling 800-542-1061. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contact BioScrip, Inc. Investor Relations at 914-460-1600.

ANNUAL MEETING OF STOCKHOLDERS OF
BIOSCRIP, INC.

To be held on May 22,2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
PROPOSAL 1. Election of Directors:					PROPOSAL 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Charlotte W. Collins
		¡	Louis T. DiFazio
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡	Richard H. Friedman Myron Z. Holubiak David R. Hubers Michael Kooper Richard L. Robbins Stuart A. Samuels Steven K. Schelhammer
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR PROPOSALS 1-2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PROXY CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BIOSCRIP, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2007
     The undersigned stockholder of BIOSCRIP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 20, 2007, and hereby revokes all prior proxies and appoints Richard H. Friedman and Barry A. Posner, or any one of them, proxies and attorneys-in-fact, with full powers to each of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 22, 2007, at 10:00 a.m., local time, at the Sheraton Tarrytown, 600 White Plains Road, Tarrytown, New York 10591, and at any adjournments or postponements thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and upon such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1-2 ON THE REVERSE SIDE HEREOF IN FAVOR OF MANAGEMENT’S RECOMMENDATIONS AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS SAID PROXIES DEEM ADVISABLE AND IN THE BEST INTEREST OF THE COMPANY.
(IMPORTANT – TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

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ANNUAL MEETING OF STOCKHOLDERS OF
BIOSCRIP, INC.

To be held on May 22, 2007

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the meeting date.
ê  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê
■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
PROPOSAL 1. Election of Directors:					PROPOSAL 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Charlotte W. Collins
		¡	Louis T. DiFazio
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡ ¡ ¡ ¡	Richard H. Friedman Myron Z. Holubiak David R. Hubers Michael Kooper Richard L. Robbins Stuart A. Samuels Steven K. Schelhammer
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO CONTRARY DIRECTION IS INDICATED WILL BE VOTED FOR PROPOSALS 1-2 ABOVE AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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